      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 2002
                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                                  AUDIBLE, INC.
             (Exact name of registrant as specified in its charter)

                            65 WILLOWBROOK BOULEVARD
                          WAYNE, NEW JERSEY 07470-7056
                    (Address of principal executive offices)

              DELAWARE                                                                             22-3407945
   (State or other jurisdiction of                                                              (I.R.S. employer
   incorporation or organization)                                                            identification number)

                                  ------------
                                 Donald R. Katz
                      Chairman and Chief Executive Officer
                                  Audible, Inc.
                            65 Willowbrook Boulevard
                              Wayne, NJ 07470-7056
                                 (973) 837-2700
            (Name, address, including zip code and telephone number,
                    including area code of agent for service)
                                  ------------
                                   COPIES TO:
                             Nancy A. Spangler, Esq.
                        Piper Marbury Rudnick & Wolfe LLP
                          1775 Wiehle Avenue, Suite 400
                                Reston, VA 20190
                                 (703) 773-4000
                                -----------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================

   TITLE OF EACH CLASS OF       AMOUNT TO BE           PROPOSED MAXIMUM               PROPOSED MAXIMUM              AMOUNT OF
 SECURITIES TO BE REGISTERED  REGISTERED (1)(2)    OFFERING PRICE PER SHARE (3)   AGGREGATE OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value
      $0.01 per share            5,290,698                  $0.85                        $4,497,094                  $414.00
=================================================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable under any stock split, stock dividend or similar transaction.

(2) Includes 1,220,930 shares of common stock issuable upon exercise of certain warrants held by the selling stockholders.

(3) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for such shares of common stock on March 27, 2002, as reported on the Nasdaq National Market.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                              SUBJECT TO COMPLETION

                             PRELIMINARY PROSPECTUS

                                  APRIL 1, 2001


                                5,290,698 SHARES

                                  AUDIBLE, INC.

                                  COMMON STOCK

                                  ------------

        This prospectus relates to the resale, from time to time, of up to 5,290,698 shares of our common stock or interests therein by the selling stockholders, listed on page 12, or their transferees. Information on the selling stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under "Selling Stockholders" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

        Our common stock is traded on the Nasdaq National Market under the symbol "ADBL". On March 27, 2002, the closing price of one share of our common stock was $0.81.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3.

                              --------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
                  Audible...............................................................2

                  Risk Factors..........................................................3

                  Forward-Looking Statements............................................11

                  Use of Proceeds.......................................................12

                  Selling Stockholders..................................................12

                  Plan of Distribution..................................................14

                  Legal Matters.........................................................16

                  Experts...............................................................16

                  Where You Can Find More Information...................................16

                                  OUR BUSINESS

        We are the leading provider of premium spoken audio content, such as audio versions of books and newspapers and radio programs, that is delivered over the Internet and can be streamed and played back on personal computers and hand-held electronic devices that have digital audio capabilities. Our service allows consumers to purchase and download our content from our Web site (www.audible.com(TM)), store it in digital files and play it back on personal computers and hand-held electronic devices. We offer customers the opportunity to subscribe to AudibleListener, a monthly audio service. For a fixed monthly fee, AudibleListener customers may download their choice of programs from our site. More than 32,000 hours of audio content, much of which is only available in digital audio format at www.audible.com, is currently available on our Web site. Customers can also access products sold by us through www.amazon.com. Several manufacturers, including Hewlett-Packard, Compaq Computer Corporation, Sony Electronics, Handspring, Casio Inc., Franklin Electronic Publishers, Digisette, LLC., and SONICblue Incorporated's Rio Audio Group, have agreed to support and promote the playback of our content on their hand-held electronic devices. As of December 31, 2001, we had over 123,000 customers in over 100 countries.

        The market for our service results from the increasing usage of the Internet and the introduction of hand-held electronic devices that have digital audio capabilities. In contrast to traditional radio broadcasts, our service offers customers access to content of their choice and the ability to listen to what they want, when and where they want--whether commuting, exercising, relaxing or sitting at their personal computers. Unlike traditional and online bookstores, which are subject to physical inventory constraints and shipping delays, we provide a selection that is readily available in digital format that can be quickly delivered over the Internet directly to our customers.

        We help publishers, producers, authors, device manufacturers and our Web site affiliates create incremental sources of revenue. We provide new sources of revenue for publishers of newspapers, magazines, journals, newsletters, professional publications and business information and producers of radio broadcasts. In addition, our service provides companies that distribute or promote our service and manufacturers of hand-held electronic devices that have digital audio capabilities with a wide selection of content to offer to their customers.

        We were incorporated in Delaware in November 1995. Our principal executive offices are located at 65 Willowbrook Boulevard, Wayne, New Jersey 07470 and our telephone number is (973) 837-2700. Our web site access is www.audible.com. Information on our website does not constitute part of this prospectus.

                                  RISK FACTORS

        In addition to the other information provided or incorporated by reference in this document, you should consider the following factors carefully in evaluating whether to make your investment decision. You should also refer to "Forward Looking Statements" on page 11.

WE HAVE A LIMITED OPERATING HISTORY WITH WHICH YOU CAN EVALUATE OUR BUSINESS AND OUR FUTURE PROSPECTS.

        Our limited operating history and small number of customers makes predicting our future operating results difficult. From the time we were incorporated in November 1995 until September 1997, we generated no revenue while we developed our secure delivery system and a prototype audio playback device, created our audible.com Web site and established relationships with providers of audio content. Although we began earning limited revenue in October 1997, we have continued to focus our resources on refining and enhancing our Web site and our playback and management software and in expanding our content selections and developing relationships with manufacturers of hand-held portable digital audio players. We have limited history of selling content and content subscription services to users of hand-held portable electronic devices manufactured by other parties. We expect to spend significant resources on growing our customer base and expanding our service and promoting our brand name. These activities will result in significant losses until such time as we are able to generate sufficient revenue to support our operations.

WE HAVE LIMITED REVENUE, WE HAVE A HISTORY OF LOSSES, WE MAY NOT BE PROFITABLE IN THE FUTURE, AND WE WILL NEED ADDITIONAL FINANCING.

        Our limited revenue and history of losses makes it uncertain when or if we will become profitable. Our failure to achieve profitability within the time frame expected by investors may adversely affect our business and the market price of our common stock. We had total revenue of $1,743,000, $4,549,000 and $9,071,000 for 1999, 2000 and 2001, respectively. This limited revenue makes it difficult to predict our future quarterly results and our revenue and operating results can vary significantly quarter to quarter. Our limited revenue will make relatively minor fluctuations in revenue much more significant on a percentage basis. Our revenue is dependent on the availability and sales of AudibleReady players by third-party manufacturers. We had content and services revenue of $478,000, $2,519,000 and $7,462,000 for 1999, 2000 and 2001, respectively. Bulk content sales of $1,435,000 were recognized in 2001, of which $1,285,000 related to barter transactions. There is no assurance that we will be able to sell bulk content in the future. We had operating expenses of $16,321,000, $38,742,000 and $36,633,000 for 1999, 2000 and 2001, respectively. Because most of our expenses, such as employee compensation and rent, are relatively fixed in the short term, we may be unable to significantly adjust our spending to compensate for unexpected revenue shortfalls. If current cash, cash equivalents and the $3,159,000 received from Special Situations Fund in February 2002, net of direct costs are insufficient to satisfy our liquidity requirements in 2002, we will need to raise additional funds through public or private financing or other arrangements. There can be no assurance that additional financing will be available to us when needed, if at all. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance. As of December 31, 2001, we have incurred net operating losses of approximately $93,195,000 since inception, and we expect to continue to incur significant losses for the foreseeable future.

WE MUST RETAIN A SIGNIFICANT PORTION OF OUR AUDIBLELISTENER CUSTOMERS.

        Our AudibleListener service is a major source or revenue. If too many AudibleListener customers cancel their membership, our revenue will suffer. The funds we spend on marketing to acquire new customers reflect assumptions about how many customers we can acquire and how long they will remain customers. If our actual experience falls short of our assumptions, our revenue will be materially affected.

THE MARKET FOR OUR SERVICE IS UNCERTAIN AND CONSUMERS MAY NOT BE WILLING TO USE THE INTERNET TO PURCHASE SPOKEN AUDIO CONTENT.

        There can be no assurance that our current business strategy will enable us to achieve profitable operations. Downloading of audio content from the Internet is a relatively new method of distribution and its growth and market acceptance is highly uncertain. Our success will depend in large part on consumer willingness to purchase and download spoken audio content over the Internet. Purchasing this content over the Internet involves changing purchasing habits, and if consumers are not willing to purchase and download this content over the Internet, our revenue will be limited and our business will be materially adversely affected. We believe that acceptance of this method of distribution may be subject to network capacity constraints, hardware limitations, company computer security policies, the ability to change user habits and the quality of the audio content delivered. Our revenue from services is dependent upon corporate clients deciding to purchase our audio download service for staff training and development as well as from wireless carriers wanting to deliver a spoken audio solution to their customers. Our bulk content sales depend upon selling our content to other companies that want to distribute our content as part of a potentially competitive digital audio service.

WE MAY NOT BE ABLE TO LICENSE OR PRODUCE SUFFICIENTLY COMPELLING AUDIO CONTENT TO ATTRACT AND RETAIN CUSTOMERS AND GROW OUR REVENUE.

        If we are unable to obtain licenses from the creators and publishers of content to have that content available on our Web site on terms acceptable to us or if a significant number of content providers terminate their agreements with us, we would have less content available for our customers, which would limit our revenue growth and materially adversely affect our financial performance. Our future success depends upon our ability to accumulate and deliver premium spoken audio content over the Internet. Although we currently collaborate with the publishers of periodicals and other branded print materials to convert their written material into original spoken audio content, the majority of our content originates from producers of audiobooks, radio broadcasts, conferences, lectures and other forms of spoken audio content. Although many of our agreements with content providers are for initial terms of one to three years, our content providers may choose not to renew their agreements with us or may terminate their agreements early if we do not fulfill our contractual obligations. We cannot be certain that our content providers will enter into new agreements with us on the same or similar terms as those currently in effect or that additional content providers will enter into agreements on terms acceptable to us.

MANUFACTURERS OF ELECTRONIC DEVICES MAY NOT MANUFACTURE, MAKE AVAILABLE OR SELL A SUFFICIENT NUMBER OF PRODUCTS SUITABLE FOR OUR SERVICE, WHICH WOULD LIMIT OUR REVENUE GROWTH.

        If manufacturers of electronic devices do not manufacture, make available or sell a sufficient number of players promoted as AudibleReady, or if these players do not achieve sufficient market acceptance, we will not be able to grow our revenue and our business will be materially adversely affected. Manufacturers of electronic devices have experienced delays in their delivery schedule of their digital players due to parts shortages and other factors. Although the content we sell can be played on personal computers, we believe that a key to our future success is the ability to playback this content on hand-held electronic devices that have digital audio capabilities. In addition to selling our own Otis digital audio player, we depend in large measure on manufacturers, such as SONICblue Incorporated, Philips, Casio, and Compaq, Handspring, Hewlett-Packard and Sony Electronics to develop and sell their own products and promote them as AudibleReady.

WE MUST ESTABLISH, MAINTAIN AND STRENGTHEN OUR BRAND NAMES, TRADEMARKS AND SERVICE MARKS IN ORDER TO ACQUIRE CUSTOMERS AND GENERATE REVENUE.

        If we fail to promote and maintain our brand names, our business, operating results and financial condition could be materially adversely affected. We believe that building awareness of the "Audible," "audible.com" and "AudibleReady" brand names is critical to achieving widespread acceptance of our service by customers, content providers, device manufacturers and marketing and distribution companies with which we have business relationships. To promote our brands, we will need to substantially increase our marketing expenditures. We have applied for registration in the United States of several of our trademark and service marks, including "AudibleListener", "Audible Hear, There, and Everywhere", "AudibleReady" and "Who You Gonna Listen To". We cannot assure you that these trademarks and service marks will be granted.

INCREASING AVAILABILITY OF DIGITAL AUDIO TECHNOLOGIES MAY INCREASE COMPETITION AND REDUCE OUR GROSS MARGINS, MARKET SHARE AND PROFITABILITY.

        If we do not continue to enhance our service and adapt to new technology, we will not be able to compete with new and existing distributors of spoken audio, we will lose market share and our business will be materially adversely effected. The market for the Audible service is new, rapidly evolving and intensely competitive. We expect competition to intensify as advances in and standardization of digital audio distribution, download, security, management and playback technologies reduce the cost of starting a digital audio delivery system or a service that gathers audio content. To remain competitive, we must continue to either license or internally develop technology that will enhance the features of the Audible service, our software that manages the downloading and playback of audio content, our ability to compress audio files for downloading and storage and our download, security and playback technologies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our financial performance.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO COMPETE EFFECTIVELY.

        We face competition in all aspects of our business and we cannot assure you that we will be able to compete effectively. We compete for consumers of audio content with other Internet-based audio distributors and distributors of audio on cassette tape or compact disk. We compete with others for relationships with manufacturers of electronic devices with audio playback capabilities. The business of providing content over the Internet is experiencing rapid growth and is characterized by rapid technological changes, changes in consumer habits and preferences and the emergence of new and established companies. We currently compete with:

    - traditional and online retail stores, catalogs, clubs and libraries that sell, rent or loan audiobooks on cassette tape or compact disk, such as Audio Book Club, Borders, and Barnes & Noble;

    - Web sites that offer streaming access to spoken audio content using tools such as the RealPlayer or Windows Media Player;

    -   other companies offering services similar to ours, such as Media Bay;
        and

    - on-line and Internet portal companies such as America Online, Inc., Yahoo! Inc., and Microsoft Network, with the potential to offer audio content.

        Many of these companies have financial, technological, promotional and other resources that are much greater than those available to us and could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with the Audible service.

CAPACITY CONSTRAINTS AND FAILURES, DELAYS OR OVERLOADS COULD INTERRUPT OUR SERVICE AND REDUCE THE ATTRACTIVENESS OF OUR SERVICE TO EXISTING OR POTENTIAL CUSTOMERS.

        Any capacity constraints or sustained failure or delay in using our Web site could reduce the attractiveness of the Audible service to consumers, which would materially adversely affect our financial performance. Our success depends on our ability to electronically distribute spoken audio content through our Web site to a large number of customers efficiently and with few interruptions or delays. Accordingly, the performance, reliability and availability of our Web site, our transaction processing systems and our network infrastructure are critical to our operating results. We have experienced periodic systems interruptions including planned system maintenance, hardware and software failures triggered by high traffic levels, and network failure in the Internet and our Internet service providers. We believe the complexities of our software and hardware and the potential instability of the Internet due to rapid user growth mean that periodic interruptions to our service are likely to continue. A significant increase in visitors to our Web site or simultaneous download requests could strain the capacity of our Web site, software, hardware and telecommunications systems, which could lead to slower response times or system failures. These interruptions may make it difficult to download audio content from our Web site in a timely manner.

WE COULD BE LIABLE FOR SUBSTANTIAL DAMAGES IF THERE IS UNAUTHORIZED DUPLICATION OF THE CONTENT WE SELL.

        We believe that we are able to license premium audio content in part because our service has been designed to reduce the risk of unauthorized duplication and playback of audio files. If these security measures fail, our content may be vulnerable to unauthorized duplication playback. If others duplicate the content we provide without authorization, content providers may terminate their agreements with us and hold us liable for substantial damages. Although we maintain general liability insurance, including insurance for errors or omissions, we cannot assure you that the amount of coverage will be adequate to compensate us for these losses. Security breaches might also discourage other content providers from entering into agreements with us. We may be required to expend substantial money and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

WE DO NOT HAVE A DISASTER RECOVERY PLAN AND LIMITED BACK-UP SYSTEMS, AND A DISASTER COULD SEVERELY DAMAGE OUR OPERATIONS.

        If our computer systems are damaged or interrupted by a disaster for an extended period of time, our business, results of operations and financial condition would be materially adversely affected. We do not have a disaster recovery plan in effect and do not have fully redundant systems for our service at an alternate site. Our operations depend upon our ability to maintain and protect our computer systems, all of which are located in our headquarters and at two third party offsite hosting facilities. Although we maintain insurance against general business interruptions, we cannot assure you that the amount of coverage will be adequate to compensate us for our losses.

PROBLEMS ASSOCIATED WITH THE INTERNET COULD DISCOURAGE USE OF INTERNET-BASED SERVICES LIKE OURS.

        If the Internet fails to develop or develops more slowly than we expect as a commercial medium, our business may also grow more slowly than we anticipate, if at all. Our success will depend in large part on increasing use of the Internet. There are critical issues concerning the commercial use of the Internet which we expect to affect the development of the market for our service, including:

    - the secure transmission of customer credit card numbers and other confidential information;

    -   the reliability and availability of Internet service providers;

    -   the cost of access to the Internet;

    -   the availability of sufficient network capacity; and

    - the ability to download audio content through computer security measures employed by businesses.

THE LOSS OF KEY EMPLOYEES COULD JEOPARDIZE OUR GROWTH PROSPECTS.

        The loss of the services of any of our executive officers or other key employees could materially adversely affect our business. Our future success depends on the continued service and performance of our senior management and other key personnel, particularly Donald R. Katz, our Chairman and CEO, and Robert Kramer, President. We do not have employment agreements with any of our executive officers or other key employees.

OUR INABILITY TO HIRE NEW EMPLOYEES MAY HURT OUR GROWTH PROSPECTS.

        The failure to hire new personnel could damage our ability to grow and expand our business. Our future success depends on our ability to attract, hire and retain highly skilled technical, managerial, editorial, marketing and customer service personnel, and competition for these individuals is intense. In particular, we have experienced difficulty in hiring software and Web site developers. Our failure to hire these technical employees could delay improvements in, and enhancements to, our service.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

        If we fail to protect our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. The steps we have taken may be inadequate to protect our technology and other intellectual property. Our competitors may learn or discover our trade secrets or may independently develop technologies that are substantially equivalent or superior to ours. We rely on a combination of patents, licenses, confidentiality agreements and other contracts to establish and protect our technology and other intellectual property rights. We hold six patents and have filed five other patent applications. We also rely on unpatented trade secrets and know-how to maintain our competitive position. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and the diversion of our management and technical resources which would harm our business.

OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR COPYRIGHTS OR PATENTS.

        If our service violates the proprietary rights of others, we may be required to redesign our software, and re-encode our content, or seek to obtain licenses from others to continue offering our service without substantial redesign and such efforts may not be successful. We do not conduct comprehensive patent searches to determine whether our technology infringes patents held by others. In addition, software development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. A party making a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering our service. Any of these events could have a material adverse effect on our business, operating results and financial condition.

WE COULD BE SUED FOR CONTENT THAT WE DISTRIBUTE OVER THE INTERNET.

        A lawsuit based on the content we distribute could be expensive and damaging to our business. Our service involves delivering spoken audio content to our customers. As a distributor and publisher of content over the Internet, we may be liable for copyright, trademark infringement, unlawful duplication, negligence, defamation, indecency and other claims based on the nature and content of the materials that we publish or distribute to customers. Although we generally require that our content providers indemnify us for liability based on their content and we carry general liability insurance, the indemnity and the insurance may not cover claims of these types or may not be adequate to protect us from the full amount of the liability. If we are found liable in excess of the amount of indemnity or of our insurance coverage, we could be liable for substantial damages and our reputation and business may suffer.

FUTURE GOVERNMENT REGULATIONS MAY INCREASE OUR COST OF DOING BUSINESS ON THE INTERNET.

        Laws and regulations applicable to the Internet covering issues such as user privacy, pricing and copyrights are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could force us to modify our service in ways that could adversely affect our business.

WE MAY BECOME SUBJECT TO SALES AND OTHER TAXES FOR DIRECT SALES OVER THE
INTERNET.

        Increased tax burden could make our service too expensive to be competitive. We do not currently collect sales or other similar taxes for download of content into states other than in New Jersey. Nevertheless, one or more local, state or foreign jurisdictions may require that companies located in other states collect sales taxes when engaging in online commerce in those states. If we open facilities in other states, our sales into such states may be taxable. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our content, the increased cost to our customers could discourage them from purchasing our services, which would materially adversely affect our business.

OUR CONTRACTUAL OBLIGATIONS, CHARTER AND BY-LAWS COULD DISCOURAGE AN ACQUISITION OF OUR COMPANY THAT WOULD BENEFIT OUR STOCKHOLDERS.

        Provisions of our agreement with Microsoft and of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. These provisions include:

    - prior to accepting an acquisition proposal or initiating a sale of substantially all of our assets, we must provide to Microsoft a notice specifying in general the proposed terms of such acquisition proposal or sale. Microsoft shall have ten days in which to present an offer to acquire us, during which period we must refrain from entering into a definitive transaction documentation with respect to such acquisition proposal or sale. Nothing in the foregoing sentence shall obligate us to negotiate with Microsoft on an exclusive basis during such 10 day period.

    - our board of directors, without stockholder approval, may issue preferred stock on terms that they determine. This preferred stock could be issued quickly with terms that delay or prevent the change in control of our company or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease;

    - our board of directors is "staggered" so that only a portion of its members are elected each year;

    - if, during the first year following the investment by Microsoft, our Board of Directors approves a merger or similar transaction which indicates a per share value of our common stock of less than $4.00, each share of preferred stock issued to Microsoft Corporation shall be convertible into shares of our common stock at a special rate of 1 to
        1.5. This provision may have the effect of making it more difficult for us to complete a merger or similar transaction. The special conversion provisions will lapse in the event that we receive proceeds from additional financings of $10 million or more.

    - only our board of directors, our chairman of the board, our president or stockholders holding a majority of our stock can call special stockholder meetings; and

    - special procedures which must be followed in order for stockholders to present proposals at stockholder meetings.

    These provisions could have the effect of delaying, deterring or preventing a change in the control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, or may otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could materially adversely affect the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other forward-looking information. Forward-looking statements can be identified by the use of progressive terminology, such as may, will, expect, anticipate, estimate, continue or other similar words. These statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause such a difference include those discussed in the section titled Risk Factors beginning on page 3. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares. You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of our common stock or interests therein by the selling stockholders or their transferees.

                              SELLING STOCKHOLDERS

        The selling stockholders listed below have acquired the shares in a private placement transaction pursuant to a Stock Purchase Agreement among us and the selling stockholders identified below dated January 25, 2002 (the "Stock Purchase Agreement"). Under the terms of the Registration Rights Agreement dated February 15, 2002, we agreed to register all of the shares of common stock purchased by the selling stockholders in the private placement.

        The table below sets forth the beneficial ownership of our common stock by the selling stockholders as of March 26, 2002. As of March 20, 2002, 31,627,869 shares of our common stock were outstanding. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges, are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholders. Beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has the right to acquire within 60 days from March 20, 2002. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them.

        The number of shares that may be actually sold by any selling stockholder will be determined by the selling stockholder. Because the selling stockholders may sell all, some or none of the shares of common stock which they hold, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering.

                                                                  TOTAL                 NUMBER OF
                                                                  COMMON                SHARES OF
                                                               STOCK OWNED                COMMON
                                                                BEFORE THE                STOCK                COMMON STOCK OWNED
NAME (1)                                                         OFFERING             TO BE OFFERED              AFTER OFFERING
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             NUMBER        PERCENT
                                                                                                           ----------    -----------
Special Situations Fund III, L.P.                              2,720,929 (2)          2,720,929 (2)            --              --
Special Situations Cayman Fund, L.P.                             755,815 (3)            755,815 (3)            --              --
Special Situations Private Equity Fund, L.P.                   1,133,721 (4)          1,133,721 (4)            --              --
Special Situations Technology Fund, L.P.                         680,233 (5)            680,233 (5)            --              --

                                                 TOTAL         5,290,698              5,290,698
------------------------------------------------------------------------------------------------------------------------------------

-----------------------

(1) MGP Advisors Limited ("MGP") is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. SST

        Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, MG and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(2) Includes 627,906 shares of common stock issuable upon exercise of warrants exercisable within 60 days of March 26, 2002.

(3) Includes 261,628 shares of common stock issuable upon exercise of warrants exercisable within 60 days of March 26, 2002.

(4) Includes 156,977 shares of common stock issuable upon exercise of warrants exercisable within 60 days of March 26, 2002.

(5) Includes 174,419 shares of common stock issuable upon exercise of warrants exercisable within 60 days of March 26, 2002.

                              PLAN OF DISTRIBUTION

        We are registering for resale the shares on behalf of the selling stockholders. The selling stockholders, as used in this prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares from the selling stockholders after the date of this prospectus. The selling stockholders may offer their shares of our common stock or interests therein at various times in one or more of the following transactions:

        - in ordinary broker's transactions on Nasdaq or any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

        -       in the over-the-counter market;

        - in private transactions other than in the over-the-counter market;

        - in connection with short sales of other shares of our common stock in which shares are redelivered to close out positioning;

        -       by pledge to secure debts and other obligations;

        - in connection with the writing of non-traded and exchange-traded call options, put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

        -       in a combination of any of the above transactions.

        The selling stockholders may sell their shares or interests therein at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell the shares described in this prospectus or interests therein directly to purchasers or to or through broker-dealers, which may act as agents or principals. If the selling stockholders use broker-dealers to sell their shares, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. The selling stockholders may also transfer, devise or gift these shares by other means not described in this prospectus.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. The stockholders must meet the criteria and conform to the requirements of that rule. The selling stockholders and the broker-dealers to or through whom sale of the shares may be made could be deemed to be underwriters within the meaning of the Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public.

        The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC. This supplement or amendment will include the following information, as applicable:

        -       the name of the participating broker-dealer(s) or underwriters;

        -       the number of shares involved;

        - the price or prices at which the shares were sold by the selling stockholder;

        - the commissions paid or discounts or concessions allowed by the selling stockholders to the broker-dealers or underwriters; and

        -       other material information.

        The selling stockholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. Selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

        Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling stockholders that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling stockholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling stockholders or other party selling the shares.

                                  LEGAL MATTERS

        The validity of the shares of common stock offered was passed upon for us by Piper Marbury Rudnick & Wolfe LLP.

                                     EXPERTS

        The financial statements of Audible, Inc. appearing in our annual report on Form 10-K as of December 31, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        Audible is subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

        We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about Audible and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by Audible with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering:

        - Our annual report on Form 10-K for the fiscal year ended December 31, 2001; and

        - the description of our common stock which is contained in our registration statement on Form 8-A filed under the Securities Exchange Act on June 28, 1999, including any amendment or reports filed for the purpose of updating this description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Audible, Inc., 65 Willowbrook Boulevard, Wayne, New Jersey 07470, Attention: Andrew P. Kaplan, Chief Financial Officer (973) 837-2700.

        You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission
registration fee                                      $   414
Printing expenses                                       5,000
Legal fees and expenses                                 5,000
Accounting fees and expenses                           15,000
Miscellaneous expenses
                                                      --------------

       Total                                           25,414
                                                      --------------

15.     INDEMNIFICATION OF OFFICERS AND DIRECTORS

                Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our Bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

16.     EXHIBITS

The following exhibits are filed or incorporated by reference, as stated below:

 EXHIBIT NO.                 DESCRIPTION
 5.1                         Opinion of Piper Marbury Rudnick & Wolfe LLP regarding legality.
23.1                         Consent of KPMG LLP (audit report of Audible, Inc.)
23.2                         Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 5.1)
24.1                         Powers of Attorney (included in signature page).

17.     UNDERTAKINGS

        The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wayne, State of New Jersey, on March 27, 2002.

                                   AUDIBLE, INC.


                                   By: /s/ Donald R. Katz
                                       ----------------------------------------
                                            Donald R. Katz
                                            Chairman and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints Donald R. Katz, Andrew P. Kaplan and Nancy A. Spangler, and each of them acting alone, his true and lawful attorney-in-fact and agent, each with full power of substitution, for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

NAME                                                 TITLE                                   DATE
----                                                 -----                                   ----
/s/ Donald R. Katz                     Chief Executive Officer  and Chairman               March 27, 2002
---------------------------            (Principal Executive Officer)
Donald R. Katz

/s/ Andrew P. Kaplan                   Chief Financial Officer, Executive Vice             March 27, 2002
---------------------------            President, Finance and Administration, and
Andrew P. Kaplan                       Director (Principal Financial Officer and
                                       Principal Accounting Officer)

/s/ Winthrop Knowlton                  Director                                            March 28, 2002
---------------------------
Winthrop Knowlton

/s/ Richard Sarnoff                    Director                                            March 28, 2002
---------------------------
Richard Sarnoff

/s/ Gary L. Ginsberg                   Director                                            March 31, 2002
---------------------------
Gary L. Ginsberg

                                       Director
---------------------------
Johannes Mohn


                                       Director
---------------------------
Richard Brass
